Exhibit 99.1

Biosynergy, Inc.

Biosynergy Announces Asset Sale

Elk Grove Village, Illinois (January 21, 2022) – Biosynergy, Inc. (“Biosynergy”) announced today that on January 18, 2022, Biosynergy completed the sale of substantially all of Biosynergy’s assets (the “Asset Sale”) to LCR Hallcrest, LLC (“Hallcrest”) pursuant to the Asset Purchase Agreement (the “Agreement”) between Biosynergy and Hallcrest dated November 23, 2021. Hallcrest paid a purchase price of $1,504,496 in cash (of which $150,000 was paid into an indemnification escrow account to be held for 6 months as security for damages caused by a breach of representations and warranties in the Agreement by Biosynergy). Biosynergy retained all liabilities consisting of trade payables, rent and utilities for the premises at 1940 E. Devon, Elk Grove Village, Illinois through April 30, 2022, and all transaction expenses related to the Asset Sale. Biosynergy intends to dissolve and distribute the proceeds from the Asset Sale and available cash from collection of accounts receivable to its shareholders after release of the funds in the indemnification escrow account described above.

Fred K. Suzuki, Chairman of the Board and CEO, stated, “We’re pleased to close this transaction and thank the many people who contributed to its successful completion. We wish Hallcrest nothing less than continued success with our product line.”

About Biosynergy, Inc.

Biosynergy, Inc. formerly was a leading manufacturer of quality control products specifically designed to assist the medical, food, laboratory, and industrial markets in making sure they distribute and deliver safe and effective products to the general public.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include the costs associated with the Asset Sale, the occurrence of events that negatively impact Biosynergy’s liquidity in such a way as to limit or eliminate Biosynergy’s ability to distribute to the shareholders of Biosynergy proceeds from the Asset Sale and other cash assets, as well as the other risks and uncertainties identified in filings by Biosynergy with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement speaks only as of the date of this news release and Biosynergy undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.